Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

LESLIE’S POOLMART, INC.

ARTICLE I

NAME

The name of the corporation is Leslie’s Poolmart, Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 100 shares designated as Common Stock, par value $0.001 per share (the “Common Stock”).

Section 4.2 Common Stock.

(a) Voting. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends. Holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when and as declared by the Board of Directors.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

STOCKHOLDER APPROVAL OF CORPORATE ACTIONS

Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires for its adoption under the DGCL or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g)(7)(i) of the DGCL, require, in addition, the approval of the stockholders of Leslie’s Holdings, Inc., a Delaware corporation, by the same vote that is required by the DGCL and/or this Amended and Restated Certificate of Incorporation.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Number. The Board of Directors shall consist of such number of directors as fixed from time to time pursuant to the Bylaws of the Corporation.

Section 6.2 Powers. Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Section 6.3 Election.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII

AMENDMENT

Section 8.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

Section 8.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

LIABILITY AND INDEMNIFICATION OF DIRECTORS

Section 9.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 9.2 Indemnification. Each director who was or is made a party or is threatened to be made a party to or is involved in any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, or is or was serving in the course of employment, or at the request of the Corporation, as a director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such director in connection therewith. The right to indemnification conferred by this Section 9.2 shall continue as to a person who has ceased to be a director and shall inure to the benefit of such person’s heirs, executors, administrators and other legal representatives; provided, however, that, except as provided in Section 9.3, the Corporation shall indemnify any such person seeking indemnification in connection with such a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof), or the initiation thereof, was authorized or approved by the Corporation. The right to indemnification conferred by this Section 9.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition in accordance with and to the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended; provided, however, that, if the DGCL requires the payment of such expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such person while a director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under this Section or otherwise.

Section 9.3 Defenses to Indemnification Claim. If a claim under Section 9.2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the requirements of the DGCL have been complied with by the claimant) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 9.4 Amendment or Repeal. Any amendment, alteration or repeal of this Article IX that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.